NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: January 24, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

Petroleum Development Corporation Announces Resignation of Roger J. Morgan

As Director Kimberly Luff Wakim Appointed to Fill Remaining Term

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that Roger J. Morgan has resigned as a director of the Company effective immediately. Mr. Morgan has served as a director of the company since it was formed in 1969, and as secretary since 1979. Mr. Morgan will continue to serve as secretary following his resignation as director.

James N. Ryan, Chairman and CEO of PDC said, "Over the years Mr. Morgan has been a tremendous asset to the company and its shareholders. With his knowledge of the law, business acumen, energy and personal integrity, he has made a major contribution to the success of the company. He has been both a trusted advisor and a great friend."

Kimberly Luff Wakim was appointed by the Board of Directors of Petroleum Development Corporation to complete the remainder of Mr. Morgan's term, which expires during 2003. Ms Wakim, an attorney and CPA, is a partner with Thorp, Reed & Armstrong LLP, where she serves as a member of the Executive Committee. Her areas of practice include creditor's rights, bankruptcy, workouts, commercial finance and transactions, commercial litigation and commercial real estate.

Ms. Wakim has a B.A. degree in accounting and a J. D. degree from West Virginia University. She is a member of the American, Pennsylvania and West Virginia Bar Associations as well as member of the American Institute of Certified Public Accountants. Ms. Wakim is also a trustee and assistant treasurer of the Energy Mineral Law Institute, a member of the West Virginia University College of Law Visiting Committee and board member, past president and treasurer of Dance Alloy.

"Ms. Wakim is an excellent addition to our Board of Directors, " said Mr. Ryan. "She brings a wealth of knowledge and experience, and we look forward to working with her."

Under the provisions of the Sarbanes-Oxley Act ("The Act"), Ms. Wakim qualifies as an outside director and as a financial expert. The Act requires that the public companies have a majority outside directors on their boards, and that the audit committee include at least one financial expert meeting specific criteria. PDC's board currently includes several members who satisfy the criteria for financial experts, and with Ms. Wakim's addition, also satisfies the requirement for an outside director majority.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and is recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street, P. O. Box 26, Bridgeport, West Virginia, Phone: (304) 842-3597